Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 4, 2015 with respect to the combined financial statements of DSM Pharmaceutical Products Group included in this Registration Statement (Form S-1) and related Prospectus of Patheon Holdings Coöperatief U.A. for the registration of  shares of its common stock.

/s/ Ernst & Young Accountants LLP

Maastricht, Netherlands

June 4, 2015